MANUFACTURING SERVICES AGREEMENT

      THIS AGREEMENT (the "AGREEMENT") is entered into effective as of January 1, 1996, by and between Bio-Technology General (Israel) Ltd., a corporation formed under the laws of Israel, having an address at Kiryat Weizmann, Rehovot 76326, Israel ("BTG Israel"), and Bio-Technology General Corp. ("BTG U.S."), a Delaware corporation, having an address at 70 Wood Avenue South, Iselin, New Jersey 08830 (collectively, the "Parties").


                              W I T N E S S E T H :

      WHEREAS, BTG U.S. requires manufacturing for commercial sale of its products and has need for processing capacity for a specified time and in a specified manner;

      WHEREAS, BTG Israel possesses suitable drug substance manufacturing facilities for product required by BTG U.S., and will use its best efforts to manufacture product in a timely manner according to BTG U.S.'s specifications and in accordance with good manufacturing practices and the terms of this Agreement;

      WHEREAS, BTG U.S. has engaged BTG Israel to process certain quantities of product; and

      WHEREAS, BTG U.S. and BTG Israel desire to amend and restate the terms under which BTG Israel will continue to provide manufacturing services to BTG U.S.

      NOW THEREFORE, in consideration of the foregoing premises, which are incorporated into and made a part of this Agreement, and of the mutual covenants which are recited herein, the parties agree as follows:


                             ARTICLE I - DEFINITIONS

      Each of the following defined terms means the singular or the plural as required by the context in which the term appears:

      1.1 "AFFILIATE" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. "CONTROL" (and, with correlative meanings, the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation "CONTROL" shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of such corporation's outstanding voting stock.


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      1.2 "APPROVAL DATE" as applied to each Batch, shall mean the date on which
BTG Israel's Quality Control Department approves the related Batch records and releases the Product for delivery.

      1.3 "BATCH" shall mean all material intended to have uniform character and quality that is produced from a single manufacturing procedure in accordance with established parameters and according to a single manufacturing order during that same cycle of manufacture.

      1.4   "COST OF MANUFACTURING" shall mean the sum of:

              (i) the direct labor costs, including benefits, associated with making and fully packaging each Product; and

             (ii) the manufacturing plant overhead costs associated with making and fully packaging each Product, including without limitation: manufacturing plant administrative salaries, including benefits; rent; equipment and manufacturing plant maintenance; real estate taxes; utilities; insurance; depreciation; amortization; and quality control costs.

All such costs shall be calculated in accordance with United States generally accepted accounting principles consistently applied.

      1.5 "FACILITY" shall mean BTG Israel's manufacturing facility located at Kiryat Weizmann, Rehovot, Israel.

      1.6 "FDA" shall mean the United States Food and Drug Administration.

      1.7 "MARGIN" shall mean a specified percentage of the Cost of Manufacturing determined annually by good faith negotiation between BTG Israel and BTG U.S. based upon the percentage an unrelated third party would charge BTG U.S. on an arms' length basis for the services rendered by BTG Israel hereunder.

      1.8 "MASTER BATCH RECORD" shall mean the criteria, methodology, manufacturing Process, Specifications and formulae for each Product, which includes the identity and quantities of the Raw Materials and other components, as set forth in a schedule hereto to be agreed to by the Parties at the time BTG U.S. engages BTG Israel to manufacture a particular Product, as such may be amended by mutual agreement of the Parties from time to time.

      1.9 "PERSON" shall mean any individual, partnership, association, governmental instrumentality, corporation, trust or other legal person or entity.

      1.10 "PROCESSING," "PROCESS," and "PROCESSED" shall have comparable meanings and shall mean the act of manufacturing and inspecting Product in accordance with the Master Batch Record and specified procedures.

      1.11 "PROCESSING FEE" shall mean the consideration payable to BTG Israel for Processing each Batch of Product as specified in Section 4.1.2.

      1.12 "PRODUCT" shall mean those products from time to time set forth in a schedule hereto which BTG U.S. requests that BTG Israel Process and BTG Israel agrees to Process.

      1.13 "PROPRIETARY INFORMATION" shall mean all confidential information disclosed by one Party to the other at any time prior to or during the term of this Agreement pursuant to or in furtherance of this Agreement, except that which the Party receiving such Proprietary Information can establish by competent evidence:

            (i) was known to the receiving Party or any of its Affiliates at the time of disclosure;

            (ii) was generally available to the public or was otherwise part of the public domain at the time of disclosure;

            (iii) became generally available to the public or became otherwise part of the public domain after disclosure other than through any act or omission of the receiving Party in breach of this Agreement;

            (iv) was independently developed by the receiving Party or any of its Affiliates without the aid, application or use of the Proprietary Information disclosed; or

            (v) became known to the receiving Party after disclosure from a source who had the lawful right to disclose such information, other than the disclosing Party and other than from a third party who had an obligation to the disclosing Party not to disclose such information to others.

The Specifications and all Batch Records and other information generated by BTG Israel with respect to Processing shall be deemed the Proprietary Information of BTG U.S., with the exception of information (other than know-how of BTG U.S.) relating to Process improvements made by BTG Israel in its existing technology which are generally applicable to the manufacture of pharmaceutical products.

      1.14 "PURCHASE ORDER" shall mean the document originated by BTG U.S. which sets forth the quantities of each Product ordered and delivery dates mutually agreed to by the Parties.

      1.15 "RAW MATERIALS" shall mean excipients and associated manufacturing components, as all of the foregoing are utilized in Processing.

      1.16 "REGULATORY AUTHORITIES" shall mean the FDA and all other governmental or regulatory authorities having jurisdiction over the manufacture and commercial sale of any Product.

      1.17 "SPECIFICATIONS" shall mean, with respect to each Product, those specifications and services set forth in a Schedule supplied by BTG U.S. at the time BTG Israel is engaged to manufacture such Product.

      1.18 "TECHNOLOGY" shall mean all the technical information, whether tangible or intangible, including (without limitation) any and all data, techniques, discoveries, inventions, processes, know-how, patents (including any continuation, extension, re-issue or renewal patents), patent applications, inventor certificates, trade secrets, methods of production and other proprietary information, that BTG U.S. has rights to (as either owner, licensee or sublicensee), or may hereafter obtain rights to, relating to the Products.

      1.19 "WASTE" shall mean all rejects or waste relating to the manufacture of a Batch, including but not limited to rejected, excess or unusable Raw Materials or Product.

      1.20 "WORKING BATCH RECORD" shall mean the record, for each Batch, of the criteria, methodology, manufacturing Process, Specifications and formulae for the Product, which includes the identity and quantities of the Raw Materials and other components, as set forth in the Master Batch Record, and serves as the official documentation of that specific manufacturing process as it was performed.


                 ARTICLE II - SUPPLY AND PROCESSING OF MATERIALS

      2.1   BTG ISRAEL SERVICES

      Upon receipt of a Purchase Order, BTG Israel shall order required Raw Materials and furnish all labor, validated equipment and facilities necessary to Process Product in the amounts set forth in the Purchase Order and BTG Israel shall ship the Product in accordance with the terms set forth in such Purchase Order. BTG Israel shall make the Facility and appropriate BTG Israel personnel available in order to comply with the Processing schedule established pursuant to written Purchase Orders. Upon completion of Processing, BTG Israel shall store the Product under mutually agreed to conditions after the BTG Israel Approval Date.

      For each Batch Processed by BTG Israel, BTG Israel agrees to exercise its best efforts to meet the following Processing schedule:

            1. BTG Israel will ship test samples of quantities of Product specified by BTG U.S. to BTG U.S. within 3 working days of the completion of each lot if required by BTG U.S. Shipment will be via overnight courier in accordance with specified shipping instructions set forth in the Purchase Order.

            2. BTG Israel will quality inspect and endeavor to release Product within thirty (30) calendar days of the completion of Processing.

            3. BTG Israel quality control will review and, if requested by BTG U.S., release via overnight courier the Working Batch Record to BTG U.S. within 3 days from final Approval Date.

            4. BTG Israel will have Product available for shipment to BTG U.S. or BTG U.S.'s designated destination within 2 calendar days following BTG U.S.'s quality control review and lot release notification.

            5. BTG Israel shall Process as close as possible to the schedule established pursuant to this Section 2.1. Notification of any necessary schedule change or delay will be forwarded via facsimile to BTG U.S., attention: Vice President-Manufacturing.

      BTG Israel may, without the consent of BTG U.S., arrange for any Product to be formulated, vialed, labelled and packaged by an Affiliate of BTG Israel, or, with the consent of BTG U.S., such consent not to be unreasonably withheld, by a third party under a contract with BTG Israel, in either case at facilities which comply with current good manufacturing practices as established by the applicable Regulatory Authorities in the countries in which such Product is approved for commercial sale; provided that nothing herein shall be construed to diminish or limit BTG Israel's responsibilities to fulfill its obligations hereunder.

      BTG Israel shall, at BTG U.S.'s request, cause the Product to be labelled and packaged in accordance with the applicable requirements of the appropriate Regulatory Authorities of each country and BTG U.S.'s reasonable instructions.

      Nothing in this Agreement shall preclude BTG Israel from performing manufacturing services for third parties other than BTG U.S.

      2.2   FORECASTS

      On the first day of each calendar quarter, BTG U.S. will provide BTG Israel with a written rolling forecast of the quantities of each Product that BTG U.S. requires for the coming four calendar quarters (not including the calendar quarter beginning on such date), which forecast may be the forecast provided to BTG U.S. by any licensee or distributor of BTG U.S. Products. The first calendar quarter of each rolling forecast may not be changed except pursuant to
Section 2.4 or with BTG Israel's prior consent, and shall be used by BTG Israel, among other things, to determine the quantities of Raw Materials required to prepare for manufacturing each Product. BTG Israel will promptly notify BTG U.S. if it will be unable to manufacture any Product in accordance with any written rolling forecast provided to BTG Israel pursuant to this Section 2.2.

      2.3   PURCHASE ORDERS

      All Purchase Orders shall be provided to BTG Israel at least two months prior to the start date of the first calendar quarter of forecasted manufacture for the Product set forth in the BTG Israel manufacturing schedule.

      The quantities indicated will be no more than ten (10) percent above the forecast for such calendar quarter or an additional Batch of Product, whichever is greater, provided Raw Materials are available. BTG Israel will use its reasonable and diligent efforts, but will be under no obligation, to supply Product in excess of such amount. If BTG U.S. requests reduced production less than one month prior to the scheduled start of production, BTG Israel shall make every reasonable effort to reschedule replacement production to fill the capacity left open by the reduced BTG U.S. production. If BTG Israel is not able to schedule replacement production, BTG U.S. shall be obligated to pay BTG Israel fifty (50) percent of the Processing Fee which would otherwise be payable for the manufacturing that is not undertaken as scheduled pursuant to the Purchase Order. If there is a conflict between this Agreement and the Purchase Order, this Agreement shall take precedence.

      2.4   RAW MATERIALS

            2.4.1 SUPPLY OF RAW MATERIALS

            For administrative convenience, BTG Israel will order the Raw Materials required to Process the Products. BTG Israel will order Raw Materials from vendors specified on Exhibit A and any other high quality vendors chosen by BTG Israel and reasonably acceptable to BTG U.S.; provided, however, that if BTG Israel proposes to use a vendor not specified on Exhibit A, it shall notify BTG U.S., and such vendor shall be deemed acceptable to BTG U.S. unless, within 10 days of such notice, BTG U.S. notifies BTG Israel that such vendor is not acceptable. All shipments of Raw Materials shall be accompanied by a vendor's Certificate of Analysis confirming that, at the time of shipment to BTG Israel for Processing, the Raw Materials meet all applicable Specifications. The vendor will be required to warrant that the Raw Materials have been produced in compliance with applicable laws and regulations, including without limitation, the current Good Manufacturing Practices Regulations of the FDA ("CGMPS") in effect at the time of Processing. BTG Israel shall store the Raw Materials from time of receipt under appropriate room temperature conditions until use, in accordance with all applicable regulatory requirements and cGMP guidelines and the Specifications.

            2.4.2 VERIFICATION BY BTG ISRAEL

            BTG Israel shall verify the quantity and identity of all Raw Materials according to BTG U.S. approved methods and procedures and shall inspect all Raw Materials in accordance with BTG Israel's written incoming inspection procedures. BTG Israel shall inform the vendor of any discrepancies in quantity and identity testing of the Raw Materials discovered by BTG Israel within five (5) working days after receipt of the Raw Materials. BTG Israel shall confirm receipt of Raw Materials immediately upon receipt and shall also inform the vendor of any damage to the Raw Materials received (e.g., damaged or punctured containers) which is visually obvious immediately upon receipt or when discovered, and will file the appropriate claims with the shipping company within the required notice period. Rejected Raw Materials will be returned to the vendor at vendor's expense and direction or disposed of at vendor's expense and direction.

      2.5   WASTE DISPOSAL

      Based upon instructions from BTG U.S., BTG Israel shall hire, direct and pay for a qualified waste contractor to remove, in accordance with established environmental and other regulatory regulations, all BTG U.S. Waste from BTG Israel's Facility. All costs incurred pursuant to this section shall be charged to and paid for by BTG U.S. Disposal of Waste generated as a result of BTG Israel's negligence shall be disposed of and paid for by BTG Israel. BTG Israel shall obtain and maintain all waste generator licenses, disposal manifests and other records, which shall be provided to BTG U.S. upon BTG U.S.'s written request. BTG Israel will segregate, or keep records to account for, Waste arising from the Processing of Product from waste generated on behalf of other BTG Israel clients.


                        ARTICLE III - DELIVERY AND TITLE

      3.1 BTG Israel shall ship the Product at BTG U.S.'s expense and in accordance with BTG U.S.'s written instructions, FOB BTG Israel's Facility. For purposes of this Agreement, delivery of Product by BTG Israel to BTG U.S. shall be deemed to have taken place upon delivery to a BTG U.S.-designated carrier at BTG Israel's Facility.

      3.2 Title to all work in process to produce Product, and all completed Product, shall at all times remain in BTG U.S. BTG Israel shall assume liability for, and defend, indemnify and hold BTG U.S., its employees, agents, officers and directors harmless from and against any loss or damage relating to the Raw Materials, the work in process to produce Product and completed Product arising from BTG Israel's negligence or willful misconduct while BTG Israel has custody and control over the Raw Materials, work in process to produce the Product and/or the completed Product.

      3.3 After the BTG Israel Approval Date, BTG Israel shall send all complete and approved Working Batch Records to BTG U.S. BTG U.S. has sixty (60) days from receipt of such records to accept or reject the Product. Upon such receipt, BTG U.S. may reject Product on a Batch-by-Batch basis only (i) in the event such Batch of Product fails to meet the Specifications as set forth in Exhibit B, and
(ii) by giving written notice of rejection to BTG Israel within sixty (60) days following receipt by BTG U.S. of the Master Batch Records. The failure of BTG U.S. to reject Product in the manner set forth above shall constitute acceptance thereof. Acceptance of a Batch by BTG U.S. shall be deemed final disposition, and a subsequent rejection of the Batch by BTG U.S. shall not be allowed.

      3.4 (a) Any claim by BTG U.S. submitted to BTG Israel pursuant to Section
3.3 shall be accompanied by a report of analysis (including an adequate Product sample from the Batch analyzed), and shall be handled as hereafter set forth in this Section 3.4.

          (b) Should BTG U.S. reject any Batch pursuant to Section 3.3, and BTG Israel agrees that such rejection was justified, BTG Israel shall promptly credit BTG U.S.'s account for the Processing Fee paid pursuant to Section 4.1.

          (c) Should BTG U.S. reject any Batch pursuant to Section 3.3, and should BTG Israel, after good faith negotiation, fail to agree that such rejection was justified, the Parties shall each appoint an independent third party and these two shall select a qualified third to test samples of such Batch and to review records and test data and other relevant information developed by both Parties relating thereto to ascertain liability for the breach. The findings of such third party shall be binding upon both Parties. If the Product is found to meet BTG U.S.'s specifications in all material respects, including processing in conformance with cGMPs and Master Batch Records, BTG U.S. shall pay the costs of such tests and shall be deemed to have accepted the Product. If the Product is not found to meet Specifications or Master Batch Records in all material respects, BTG Israel shall pay the costs of such tests and shall promptly credit BTG U.S.'s account for the Processing Fee paid pursuant to
Section 4.1.


                    ARTICLE IV - PROCESSING FEE AND PAYMENT

      4.1 The Processing Fee payable to BTG Israel for Processing each Batch of BTG U.S.'s Product is specified as follows:

            4.1.1 The Raw Materials that are ordered by BTG Israel are not part of the Processing Fee. Raw Materials purchased by BTG Israel and used in the Processing of each Batch will be invoiced separately at cost, and shall be furnished to BTG U.S. on a complete cost breakdown. BTG Israel will forward originals of receiving documents to BTG U.S. and will provide BTG U.S. such quality control documentation that accurately tracks all accepted and/or rejected materials so that BTG U.S. may track the associated invoices and/or credits from the supplying vendor. BTG Israel shall invoice BTG U.S. for the Raw Materials used in each Batch following completion of Processing of each Batch, and shall detail the quantity of each Raw Material used. All invoices shall be due and payable within thirty (30) calendar days after receipt of the invoice by BTG U.S.

            4.1.2 The price per Batch for Processing each Product will be BTG Israel's Cost of Manufacturing such Product plus the Margin.

      4.2 BTG Israel shall invoice BTG U.S. for the full Processing Fee after the BTG Israel Approval Date. All invoices shall be due and payable within thirty (30) calendar days after receipt of the invoice by BTG U.S. If BTG U.S. disagrees for any reason with the amount of an invoice submitted by BTG Israel, BTG U.S. shall notify BTG Israel in writing of such disagreement within thirty
(30) calendar days of receipt of such invoice, and the Parties shall promptly attempt to resolve the difference. BTG Israel shall reference BTG U.S.'s Purchase Order on all invoices.

      4.3 BTG U.S. shall reimburse BTG Israel for all actual costs incurred by BTG Israel in having the Product formulated, vialed, packaged and labelled by a third-party. BTG Israel shall invoice BTG U.S. following receipt of an invoice from such third-party, and shall include a copy of such third-party's invoice. All invoices shall be due and payable within thirty (30) calendar days after receipt of the invoice by BTG U.S.

      4.4 BTG Israel shall keep full and true books of account and other records in sufficient detail so that the Processing Fee payable to BTG Israel hereunder can be properly ascertained. BTG Israel agrees, at the request of and expense of BTG U.S., to permit an independent certified public accountant selected by BTG U.S. (except one to whom BTG Israel has some reasonable objection) to have access, during ordinary business hours, to such books and records as may be necessary to determine in respect of invoices for Product delivered not more than two (2) years prior to the date of such request the correctness of any determination of the Processing Fee for the Product contained in such invoice, but in no event shall any invoice be subject to such accountant's determination more than once. The basis for any determination of such accountant shall be made available for review and comment by BTG Israel and reconsidered if BTG Israel so requests, and if the parties do not agree as to the determination of such Processing Fee, a further determination shall be made at BTG Israel's expense by another internationally recognized independent certified public accountant selected by BTG U.S. from among three proposed by BTG Israel and such accountant shall make a final determination. Such final determination shall be binding upon the parties hereto. Such accountant shall not disclose to BTG U.S. any information relating to the business of BTG Israel except that which should properly have been contained in any invoice or other report required hereunder.

                            ARTICLE V - LICENSE GRANT

      5.1 BTG U.S. hereby grants to BTG Israel, with the right to sublicense pursuant to Section 2.1 hereof, a non-exclusive worldwide royalty-free license to use the Technology solely in connection with the performance of its obligations hereunder.

                       ARTICLE VI - TERMS AND CONDITIONS

      6.1 BTG Israel shall perform services under this Agreement in compliance with current Good Manufacturing Practices and follow the BTG Israel standard operating procedures in effect as of the date of this Agreement, and any written revisions as may later be required by BTG U.S. and agreed to by BTG Israel. BTG Israel shall not implement any changes, material or otherwise, relating to any Product or its Process procedures without first obtaining the written approval of BTG U.S., which approval shall not be unreasonably withheld. A change is defined as any variation in the written procedures currently in place that (a) impacts the regulatory commitments for the Product, (b) may require revalidation, (c) may affect the quality, purity, identity or strength of the Raw Materials or Product, or (d) would necessarily result in changing, altering or modifying the BTG U.S. or BTG Israel Specifications, test methods, sampling procedures, validation procedures or Master Batch Record relating to the Product.

      6.2 BTG U.S. will inform BTG Israel in writing of any modifications to the Specifications; the relevant documents and related schedules to this Agreement will be revised accordingly without requiring any formal mutual amendment. Upon written acceptance of said modifications, BTG Israel shall immediately implement the modified documents and procedures pertinent to the modified Specifications. Similarly, BTG Israel shall advise BTG U.S. in writing of any proposed or required changes in procedures prior to their implementation.

      6.3 BTG Israel warrants that each Product shall be Processed in accordance with the Specifications for such Product and shall be Processed in accordance with applicable regulations of the FDA and applicable Regulatory Authorities in the other countries in which such Product is approved for commercial sale pertaining to cGMPs and in accordance with the Drug Master File (DMF) pertaining to the BTG Israel Facility. BTG Israel shall provide to BTG U.S. such information as BTG U.S. may require with respect to the Facility and the Process in connection with BTG U.S. or its licensees or distributors obtaining regulatory approval for commercial sale of the Products.

      6.4 BTG Israel shall permit BTG U.S. representatives to enter BTG Israel's Facility upon reasonable notice and at reasonable intervals during regular business hours for the purpose of making quality control inspections of the facilities used in manufacturing, receiving, sampling, analyzing, storing, handling, packaging, shipping and disposing of the Raw Materials, Product and Waste relative to BTG U.S.'s Product as BTG U.S. may reasonably request. BTG U.S. shall also have the right to have suitable representatives present in BTG Israel's plant to observe the Processing of the Product, storing, shipping and disposal processes relevant to BTG U.S.'s Product.

      6.5 BTG Israel shall have primary responsibility for adopting and enforcing safety procedures for the handling and production of the Raw Materials, compounded bulk and Product that comply in all material respects with all environmental and occupational safety and health requirements and any other applicable regulatory requirements. Such responsibilities shall terminate as to Product upon delivery to a BTG U.S.-designated carrier pursuant to Section 3.1 and as to Waste upon delivery thereof to the approved waste contractor pursuant to Section 2.5.


                    ARTICLE VII - CONFIDENTIAL INFORMATION

      7.1 Except to the extent expressly authorized by this Agreement, during the term of this Agreement and following the expiration or termination of this Agreement, neither Party shall:

            (a) Disclose, publish or make available any Proprietary Information disclosed to it by the other to any third party, including employees who do not need to know or have access to such Proprietary Information.

            (b) Sell, transfer or otherwise use or exploit any such Proprietary Information disclosed to it by the other Party.

            (c) Knowingly permit the sale, transfer, use or exploitation by a third party of any such Proprietary Information disclosed to it by the other Party which may have been disclosed to such third party, including employees who do not need to know or have access to such Proprietary Information.

      7.2 During the term of this Agreement, neither Party shall make any press release or other disclosure of the terms of this Agreement without the prior written consent of the other Party, except as required by a court of competent jurisdiction and pursuant to the disclosure requirements of Regulatory Authorities, including the Securities and Exchange Commission.

      7.3 Notwithstanding the provisions of Section 7.1 hereof, BTG Israel and BTG U.S. may, to the extent necessary, disclose and use Proprietary Information
(a) for the purpose of securing institutional or government approval to clinically test or market any Product, (b) to the extent necessary or useful to commercialize any Product if such Proprietary Information is disclosed in a manner that preserves the confidentiality thereof upon terms reasonably equivalent to those set forth herein; provided, however, that in each such instance any such disclosure shall be made to persons which either have agreed to be bound by or are already subject to a duty of confidentiality, for the benefit of a party hereto, substantially the same as that set forth in Section
7.1 hereof, wherever reasonably possible.


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                 ARTICLE VIII - INDEMNIFICATION AND INSURANCE

      8.1 BTG U.S. shall defend, indemnify and hold harmless BTG Israel, its officers, agents, employees and Affiliates from any loss, claim, action, damage, expense or liability (including defense costs and attorneys' fees) ("CLAIM") including, but not limited to, the costs for environmental sampling, cleanup and remediation, arising out of BTG Israel's disposal of BTG U.S.'s Waste in accordance with this Agreement, or the breach of any representation or warranty made by BTG U.S. herein or the handling, possession or use of the Product following delivery to a common carrier pursuant to Section 3.1, except to the extent that the Claim is based on, arises out of, or is due to the negligence or misconduct of, or breach of this Agreement by, BTG Israel or its officers, agents, employees or Affiliates.

      8.2 BTG Israel shall defend, indemnify and hold harmless BTG U.S., its officers, agents, employees and Affiliates from any Claim, including, but not limited to, the costs for environmental sampling, cleanup and remediation, arising out of or related to the breach of any representation or warranty made by BTG Israel herein, BTG Israel's negligence or misconduct, or the failure to Process the Product in accordance with the Specifications, except to the extent that the Claim is based on, arises out of, or is due to the negligence or misconduct of, or breach of this Agreement by, BTG U.S. or its officers, agents, employees or Affiliates.

      8.3 In any case under this Agreement where one Party has indemnified the other against any Claim or legal action, indemnification shall be conditioned on compliance with the procedure outlined below. Provided that prompt notice is given of any Claim or suit for which indemnification might be claimed, the indemnifying Party will defend, contest or otherwise protect any such Claim or suit at its own cost and expense. The indemnified Party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying Party shall be entitled to control the defense unless the indemnified Party has relieved the indemnifying Party from liability with respect to the particular Claim. If the indemnifying Party fails to timely defend, contest or otherwise protect against any such Claim or suit, the indemnified Party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the indemnifying Party, including reasonable attorneys' fees, disbursements and all amounts paid as a result of such Claim or suit or the compromise or settlement thereof; provided, however, that if the indemnifying Party undertakes the timely defense of such Claim or suit, the indemnified Party shall not be entitled to recover from the indemnifying Party for its costs incurred in the defense thereof. The indemnified Party shall cooperate and provide such assistance as the indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification.

      8.4 BTG U.S. and BTG Israel each represent that they are sufficiently self-insured or insured against any liability arising under this Article VIII.


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                             ARTICLE IX - RECALLS


      9.1 If any Raw Materials or Product must be recalled by reason of failure to meet any applicable Specifications, requirements of the FDA or any other applicable Regulatory Authority or any other requirements of law, BTG U.S. shall have the sole responsibility to effect the recall. BTG Israel shall cooperate as reasonably required in BTG U.S.'s efforts, and shall notify BTG U.S. if it is determined by BTG Israel that such a recall is warranted based on BTG Israel's quality control findings.

      9.2 BTG U.S. shall reimburse BTG Israel for any costs reasonably expended by BTG Israel to effect the recall.


                        ARTICLE X - RECORDS AND AUDITS

      10.1 During the term of this Agreement and for seven (7) years after the expiration date of any particular Batch of Product manufactured by BTG Israel for BTG U.S., BTG Israel shall maintain records and samples relating to such Batch(es) sufficient to substantiate and verify its duties and obligations hereunder, including but not limited to records of orders received, Raw Materials provided, Product manufactured, work in progress, validation reports, Processing analyses and quality control tests, disposal of Waste, and the like.

      10.2 BTG U.S. shall be responsible for all obligations under the regulations of all applicable Regulatory Authorities, except for routine stability testing and sample retention. Stability testing shall be included in the Cost of Manufacturing. BTG U.S. shall immediately inform BTG Israel of all FDA or other regulatory audits pertinent to BTG U.S.'s Raw Materials, Product or Specifications. BTG U.S. shall inform BTG Israel in advance of planned FDA or other regulatory audits as soon as the schedule therefor is known. BTG U.S. shall provide BTG Israel with copies of any regulatory letters or other documents issued by the FDA or other Regulatory Authorities in connection with the audit or inspection within five (5) days of BTG U.S.'s receipt of such a document.

      10.3 BTG Israel shall allow BTG U.S. representatives, upon reasonable notice and at reasonable intervals during normal business hours, to enter BTG Israel's plant for the purpose of taking inventories. BTG Israel shall further allow BTG U.S. representatives, upon reasonable notice and at such intervals as may be reasonably necessary, to examine and copy the records referenced in
Section 10.1 during normal business hours for product liability, regulatory and quality control purposes.


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                        ARTICLE XI - TERM AND TERMINATION

      11.1 Subject to the termination provisions of Section 11.2, the initial term of this Agreement shall commence as of January 1, 1996 ("EFFECTIVE DATE") and end on December 31, 2000, and shall thereafter be automatically renewed for successive one (1) year terms and shall continue in full force and effect until terminated by either Party by written notice to the other at least nine (9) months before the end of the initial term or on nine (9) months' written notice thereafter.

      11.2 In addition to each Party's right to terminate this Agreement under
Section 11.1 above, each Party shall have the right to terminate this Agreement by giving the other Party written notice only if:

            (a) the other Party fails to perform or violates any material provision of this Agreement in any material respect, and such failure continues unremedied for a period of thirty (30) days after the date the notifying Party gives written notice to the defaulting Party with respect thereto; or

            (b) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party, or the other Party makes or executes any assignment for the benefit of creditors, or a receiver is appointed to control the business of the other Party; or

            (c) the FDA orders that BTG Israel cease Processing Product.

This Agreement shall terminate immediately upon the giving of notice of termination pursuant to this Section 11.2.

      11.3 The termination of this Agreement shall not operate to relieve BTG Israel from its obligation to Process and deliver all Product ordered through firm Purchase Orders received from BTG U.S. prior to receipt of notice of such termination, unless such termination is effected pursuant to Section 11.2, or of BTG U.S.'s obligation to accept delivery of Product and pay for such Processing, unless such termination is effected as a result of Section 11.2(c) or a breach of this Agreement by BTG Israel pursuant to Section 11.2(a).


                           XII - REGULATORY MATTERS

      12.1 BTG U.S. shall be responsible for obtaining FDA or other regulatory approval for each Product and shall own the all regulatory approvals. BTG Israel agrees to comply with all commitments made in any New Drug Application or similar filing regarding BTG Israel's manufacturing responsibilities as described herein. BTG Israel shall be responsible for the maintenance of the Drug Master File covering the BTG Israel Facility.


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      12.2 The vendors specified by BTG U.S. shall be responsible for ensuring compliance of the Raw Materials with all applicable cGMP standards. BTG U.S. shall be responsible for ensuring compliance of the Product Specifications (including but not limited to the text of any labeling proposed by BTG U.S.) with all applicable cGMP standards. BTG Israel shall be responsible for compliance of the bulk manufacturing and Processing procedures with the Specifications and cGMP standards. Each Party will provide reasonable assistance to the other, at no charge, if necessary to respond to FDA or other regulatory audits, inspections, inquiries or requests concerning the Raw Materials or Product.

      12.3 BTG Israel and BTG U.S. shall each give the other prompt notice of any information either of them receives regarding the safety of the Raw Materials or Product, including any confirmed or unconfirmed information on adverse, serious or unexpected events associated with the use of the Product. For serious or unexpected events, notice must be given by telephone within one
(1) business day after receipt of the information and followed by written notice not less than one (1) week thereafter. All responsibility, including responses due and cost for filing any reports with the FDA or other Regulatory Authorities concerning such reactions (including Drug Experience Reports) caused by the Product manufactured for BTG U.S. shall be BTG U.S.'s. Further to the above, BTG U.S. will be responsible at its cost for handling Product complaints involving commercial goods which contain Product. BTG Israel will provide timely assistance in responding to any complaints including reviews of Batch records and retained samples as well as testing of Product engendering a complaint if required, and BTG U.S. will reimburse BTG Israel for reasonable expense incurred therewith. The costs of such testing shall be borne by BTG U.S.; however, if it is determined that the Product complaint was directly or indirectly caused by BTG Israel's failure to Process the Product in accordance with the Specifications, BTG Israel shall reimburse BTG U.S. for the actual and reasonable costs of such testing and other Claims arising therefrom.


                    ARTICLE XIII - TRADEMARKS AND LABELING

      13.1 BTG Israel shall not affix to the Product, or any packaging thereof, any label, stamp or other mark identifying BTG Israel as the source of the Product except as may be required by applicable laws or regulations.

      13.2 Nothing contained herein shall give BTG Israel any right to use any BTG U.S. copyright or trademark, and BTG Israel shall not obtain any right, title, or interest in any BTG U.S. trademark by virtue of this Agreement or its performance of services hereunder.


                     ARTICLE XIV - RELATIONSHIP OF PARTIES

      14.1 It is not the intent of the Parties hereto to form any partnership or joint venture. Each Party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in


                                    -15-

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this Agreement shall be construed to give such party the power or authority to act for, bind or commit the other Party in any way whatsoever.


                            ARTICLE XV - WARRANTIES

      15.1 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, BTG ISRAEL MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      15.2 OTHER THAN AS EXPRESSLY SET FORTH ELSEWHERE IN THE AGREEMENT, NEITHER BTG ISRAEL NOR BTG U.S. SHALL BE LIABLE FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.


                    ARTICLE XVI - ASSIGNMENT AND DELEGATION

      16.1 This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may assign this Agreement without the prior written consent of the non-assigning Party. Except as permitted by Section 2.1 hereof, BTG Israel shall Process all Product at the Facility.


                         ARTICLE XVII - GOVERNING LAW

      17.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey.


                         ARTICLE XVIII - FORCE MAJEURE

      18.1 Neither Party hereto shall be liable to the other in damages for, nor shall this Agreement be terminable by reason of, any delay or default in such Party's performance hereunder, if such delay or default is caused by conditions beyond such Party's control including, but not limited to, acts of God, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances including strikes or lockouts, epidemic or failure of suppliers, public utilities or common carriers.

      18.2 BTG Israel shall have no liability for any loss to Raw Materials or Product stored by BTG Israel pursuant to Article II, unless caused by BTG Israel's negligence.

      18.3 Each Party hereto agrees to promptly notify the other Party of any event of force majeure under Section 18.1 above and to employ all reasonable efforts toward prompt resumption of its performance hereunder when possible if such performance is delayed or interrupted by reason of such event.


                             ARTICLE XIX - NOTICES

      19.1 All notices and other communications required or desired to be given or sent by one party to the other party shall be in writing, in the English language, and shall be deemed to have been given (a) on the date of delivery, if delivered to the persons identified below, (b) five calendar days after mailing if mailed, with proper postage, by certified or registered airmail, postage prepaid, return receipt requested, addressed as set forth below, (c) on the date of receipt if sent by telex or telecopy, and confirmed in writing in the manner set forth in (b) on or before the next day after the sending of the telex or telecopy, or (d) two business days after delivered to an internationally recognized overnight courier service marked for overnight delivery, as follows:

To BTG U.S.:             Bio-Technology General Corp.
                         70 Wood Avenue South
                         Iselin, New Jersey  08830
                         Attention:  President
                         Telecopier:  908-632-8844

To BTG Israel:           Bio-Technology General (Israel) Ltd.
                         Kiryat Weizmann
                         Rehovot 76326, Israel
                         Attention:  President
                         Telecopier:  972-8-9409041

            Any party may change such party's address for notices by notice duly given pursuant to this Article XIX.

                         ARTICLE XX - ENTIRE AGREEMENT

      20.1 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties, including without limitation that certain Manufacturing Services Agreement, dated as of January 1, 1995.


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                            ARTICLE XXI - CAPTIONS

      21.1 The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.


                          ARTICLE XXII - COUNTERPARTS

      22.1 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.


      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective on this date first set forth above.

                              BIO-TECHNOLOGY GENERAL CORP.


                              By:   /s/
                                 ---------------------------------------
                              Its:
                                  ---------------------------------------


                              BIO-TECHNOLOGY GENERAL (ISRAEL) LTD.


                              By:   /s/
                                 ---------------------------------------
                              Its:
                                  ---------------------------------------




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